Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED BUSINESS MANAGEMENT

AND SHARED SERVICES AGREEMENT

THIS AMENDED AND RESTATED BUSINESS MANAGEMENT AND SHARED SERVICES AGREEMENT (this “Agreement”) is made as of June 5, 2015, by and between SONESTA INTERNATIONAL HOTELS CORPORATION, a Maryland corporation (“Sonesta”), and REIT MANAGEMENT & RESEARCH LLC, a Maryland limited liability company (“RMR LLC”).

W I T N E S S E T H:

WHEREAS, Sonesta and RMR LLC are parties to a Shared Services Agreement, dated as of January 31, 2012 (the “Original Agreement”); and

WHEREAS, Sonesta and RMR LLC wish to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Sonesta and RMR LLC hereby agree as follows:

1.                                      Services.  RMR LLC shall make available to Sonesta the services described below (each, a “Service”, and collectively, the “Services”), in each case to the extent requested by Sonesta:

(a)                                 Advice and assistance with accounting, tax, audit and financial reporting and policies, including, without limitation, advice and assistance in (i) setting up and maintaining systems for financial record keeping; (ii) conducting the administration of the day-to-day book keeping and accounting functions; (iii) contracting for and supervising audits; and (iv) preparing financial reports.

(b)                                 Advice and assistance relating to business development and strategic opportunities.

(c)                                  Advice and assistance relating to financing transactions.

(d)                                 Advice and assistance in maintaining bank accounts, including opening and closing of operating, depository and other cash accounts; bank administration; maintaining brokerage accounts; and maintaining bank and broker relationships.

(e)                                  Advice and assistance in risk management, including procuring, evaluating and maintaining insurance policies.

(f)                                   Review of and advice concerning regulatory issues, coordination and supervision of all third party legal services and oversight of processing of claims by or against Sonesta.

(g)                                  Advice and assistance with development and maintenance of information technology system applications, including, without limitation, intranet, financial, accounting, record-keeping and clerical systems.

(h)                                 Advice and assistance in review and negotiation of company contracts and agreements.

(i)                                     Advice and assistance relating to adoption, implementation and enforcement of a code of conduct, trading policies and the like.

(j)                                    Advice and assistance relating to human resources and employment issues, including, but not limited to, employee recruitment, performance evaluation, benefits program and establishment of salary, bonus and other compensation scales and executive and staff employee structure.

(k)                                 Advice and assistance relating to network infrastructure and information technology, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pagers and computer support.

(l)                                     Market research support.

(m)                             Advice and assistance in the preparation, review and filing of all federal, state and other required tax returns and tax related matters.

(n)                                 Advice, assistance and oversight of the retention of consultants and other third party professionals on behalf of Sonesta.

(o)                                 So long as the corporate offices of Sonesta and RMR LLC are located in the same building, access to and use of RMR LLC’s conference rooms from time to time when available.

(p)                                 Such other services as Sonesta may from time to time reasonably request.

RMR LLC shall make its executive officers and other personnel available to Sonesta for the provision of Services.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, RMR LLC pursuant to this Agreement shall not include (i) any investment management or related services with respect to any assets of Sonesta as Sonesta may wish to allocate from time to time to investments in “securities” (as defined in the Investment Advisers Act of 1940, as amended),  (ii) any services that would subject RMR LLC to registration with the Commodity Futures Trading Commission as a “commodity trading advisor” (as such term is defined in Section 1a(12) of the Commodity Exchange Act and in CFTC

Regulation 1.3(bb)(1)) or affirmatively require it to make any exemptive certifications or similar filings with respect to “commodity trading advisor” registration status or (iii) any services or the taking of any action that would render RMR LLC a “municipal advisor” as defined in Section 15B(e)(4) of the Securities Exchange Act of 1934, as amended.

2.                                      Performance of Services.

RMR LLC covenants that it will perform or cause to be performed the Services in a timely, efficient and workmanlike manner.  RMR LLC may retain third parties or its affiliates to provide certain of the Services hereunder.  In such cases, and notwithstanding anything herein to the contrary, Sonesta shall pay the fees and costs of such third parties and reimburse RMR LLC in accordance with Section 3(b) for RMR LLC’s actual out-of-pocket costs and expenses for arranging for such Services (including, without limitation, the fees and costs of such third parties paid by RMR LLC) to the extent Sonesta is not billed or does not pay directly.

3.                                      Fees and Costs.

(a)                                 Sonesta shall pay RMR LLC a fee for the Services provided to Sonesta under this Agreement (the “Fee”) equal to 0.6% of Revenues as hereinafter defined.  “Revenues” are the total revenues of Sonesta from all sources reportable under generally accepted accounting principles in the United States (“GAAP”) less any revenues reportable by Sonesta with respect to hotels for which Sonesta provides management services plus revenues of hotels managed by Sonesta (except to the extent such managed hotel revenues are included in Sonesta’s gross revenues under GAAP).  The Fee shall be estimated and paid monthly by Sonesta in advance based on the prior calendar month’s Revenues, and such payment shall be paid within fifteen (15) calendar days at the end of the applicable prior calendar month unless otherwise agreed.  The calculation of the Fee for any month shall be based upon Sonesta’s monthly financial statements and shall be in reasonable detail.  A copy of the computations shall promptly be delivered to RMR LLC accompanied by payment of the Fee thereon to be due and payable.  The Fee shall be prorated for any partial month this Agreement shall be in effect.  The aggregate annual Fee paid in any fiscal year shall be subject to adjustment as of the end of that fiscal year.  Within thirty (30) days after availability of Sonesta’s annual financial statements for each fiscal year, Sonesta shall deliver to RMR LLC a notice setting forth (a) the Revenues for such year, (ii) Sonesta’s computation of the Fee payable for such year and (iii) the amount of the Fee theretofore paid to RMR LLC in respect of such year.  If the annual Fee payable for said fiscal year exceeds the aggregate amounts previously paid with respect thereto by Sonesta, Sonesta shall pay the additional amount due RMR LLC at the time of delivery of such notice.  If the annual Fee payable for said fiscal year as shown in such notice is less than the aggregate amounts previously paid with respect thereto by Sonesta, Sonesta shall specify in such notice whether RMR LLC should (i) refund to Sonesta payment in an amount equal to such difference or (ii) grant Sonesta a credit against the Fee next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

(b)                                 Sonesta shall also reimburse RMR LLC for reasonable out-of-pocket expenses of RMR LLC employees incurred in their performance of the services and for reasonable third party expenses RMR LLC incurs on behalf of Sonesta that are not billed directly to Sonesta, in each case, within thirty (30) days after receipt of an invoice therefor.

4.                                      Term.

(a)                                 The initial term of this Agreement shall commence on the date hereof and shall expire on December 31, 2016 (the “Initial Term”) and shall be automatically renewed for successive one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term and each Renewal Term unless notice of non-renewal is given in writing by Sonesta or RMR LLC not less than thirty (30) calendar days before the expiration of the Initial Term or any Renewal Term.

(b)                                 In addition, either RMR LLC or Sonesta may terminate this Agreement at any time, for any reason or for no reason at all, without payment of a premium and penalty, by the giving of not less than thirty (30) days prior written notice thereof to the other.  In such event, this Agreement shall terminate on the date set forth in such notice and neither party shall have any further rights or obligations hereunder except to pay to the other any amounts due through the termination date and for any obligations which expressly survive such termination.

(c)                                  Upon the expiration or sooner termination of this Agreement, RMR LLC shall deliver to Sonesta all property and documents of Sonesta then in its custody or possession.  In addition, Sonesta shall pay to RMR LLC any amounts accrued and unpaid or unbilled pursuant to Section 2.

5.                                      Action Upon Termination.

(a)                                 From and after the effective date of any termination of this Agreement, RMR LLC shall be entitled to no compensation for the remainder of the then current term of this Agreement, but shall be paid, on a pro rata basis as set forth in this Section 5, all compensation due for services performed prior to the effective date of such termination.  Upon such termination, RMR LLC shall as promptly as practicable deliver to Sonesta all property and documents of Sonesta then in its custody or possession.

(b)                                 The Fee for any partial month prior to termination will be computed by multiplying the Fee which would have been earned for the full month by a fraction, the numerator of which is the number of days in the portion of such month during which this Agreement was in effect, and the denominator of which shall be 30.

6.                                      Indemnification.

(a)                                 Sonesta shall indemnify, defend and hold RMR LLC, and its directors, officers, employees and agents harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for all reasonable attorneys’, accountants’ and experts’ fees and expenses incurred (collectively, “Losses and Expenses”) or suffered by them by reason of or arising out of the course of performing the Services and any duties on behalf of Sonesta, except for matters covered by Section 6(b).

(b)                                 RMR LLC shall indemnify, defend and hold Sonesta and its subsidiaries and their respective directors, trustees, officers, employees and agents harmless from and against Losses and Expenses suffered by them by reason of or arising out of any willful bad faith or gross negligence in the performance of any obligation or agreement of RMR LLC herein.

7.                                      Co-Employment of Senior Executives.  The parties acknowledge and agree that certain senior executives of Sonesta may be employees of both Sonesta and RMR LLC.  Each party shall be solely responsible for payment of compensation to such senior executives for services rendered to or on behalf of such party.

8.                                      Code of Conduct, Etc.  In performing the Services, RMR LLC shall adhere to, and shall require its officers and employees in the course of providing the Services to adhere to, any code of conduct and ethics from time to time adopted by Sonesta.  In addition, RMR LLC shall make available to its officers and employees providing the Services any applicable procedures for complaints regarding accounting, internal accounting controls or auditing matters relating to Sonesta and for confidential anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to Sonesta.

9.                                      Arbitration.

(a)                                 Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by RMR LLC pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of Sonesta, Reit Management & Research Inc., a Maryland corporation (“Parent”), or RMR LLC or any holder of equity interests (which, for purposes of this Section 9, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of Sonesta, Parent or RMR LLC, either on his, her or its own behalf, on behalf of Sonesta, Parent or RMR LLC or on behalf of any series or class of equity interests of Sonesta, Parent or RMR LLC or holders of any equity interests of Sonesta, Parent or RMR LLC against Sonesta, Parent or RMR LLC or any of their respective trustees, directors, members, officers, managers (including RMR LLC or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of Sonesta, Parent or RMR LLC (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 9.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of Sonesta, Parent or RMR LLC and class actions by a holder of equity interests against those individuals or entities and Sonesta, Parent or RMR LLC.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 9, the term “equity interest” shall mean, (i) in respect of RMR LLC, “membership interest” in RMR LLC as defined in the Maryland Limited Liability Companies Act and (ii) in respect of Sonesta or Parent, shares of capital stock of Sonesta or Parent, respectively.

(b)                                 There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the  second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                                  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)                                 There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)                                  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 9(g), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(f)                                   Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of Sonesta’s, Parent’s or RMR LLC’s, as applicable, award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)                                  Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 9(f) hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)                                 Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 9(g), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)                                     This Section 9 is intended to benefit and be enforceable by Sonesta, RMR LLC, Parent and their respective holders of equity interests, trustees, directors, officers, managers (including RMR LLC or its successor), agents or employees, and their respective successors and assigns and shall be binding upon Sonesta, RMR LLC, Parent and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

10.                               Notices.

(a)                                 Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

(c)                                  All such notices shall be addressed:

If to Sonesta, to:

Two Newton Place

255 Washington Street

Newton, Massachusetts 02458

Attn:  President

If to RMR LLC, to:

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attn:  President

(d)                                 By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address up to two other addresses within the United States of America.

11.                               Entire Agreement.  This Agreement constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and no prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto shall be valid and enforceable.  No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.                               Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, each of their respective successors and permitted assigns.

13.                               Severability.  If any provision of this Agreement shall be held invalid by a court or arbitration panel with jurisdiction over the parties to this Agreement, then and in that event such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.  If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then in that event, to the maximum extent permitted by law, such invalidity, illegality or enforceability shall not affect any other provisions of this Agreement or any other such instrument.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same instrument.

15.                               Amendments.  The Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

16.                               Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except that RMR LLC may assign this Agreement to any subsidiary of Parent so long as such subsidiary is then and remains controlled by Parent and Sonesta may assign this Agreement to any person controlling or under common control with Sonesta.

17.                               No Partnership or Joint Venture.  The parties are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that Sonesta has common employees shall be construed so as to make them partners or joint venturers or impose any liability on either of them as partners or joint venturers.

18.                               Captions.  The headings and titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience, and do not expressly or by implication limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

19.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland.

20.                               Equal Employment Opportunity Employers.  RMR LLC and Sonesta are equal employment opportunity employers and comply with all applicable state and federal laws to provide a work environment free from discrimination and without regard to race, color, sex, sexual orientation, national origin, ancestry, religion, creed, physical or mental disability, age, marital status, veteran’s status or any other basis protected by applicable laws.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SONESTA INTERNATIONAL HOTELS CORPORATION

	By:	/s/ Carlos Flores
Carlos Flores
President

REIT MANAGEMENT & RESEARCH LLC

	By:	/s/ Adam D. Portnoy
Adam D. Portnoy
President and CEO

SOLELY IN RESPECT OF
SECTION 9, PARENT:

REIT MANAGEMENT & RESEARCH INC.

	By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Treasurer and Chief Financial Officer

[Signature Page to Sonesta Business Management Agreement]